Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-262594 on Form S-3, the Registration Statement No. 333-261427 on Form S-3, and the Registration Statement No. 333–260614 on Form S-8 of our report dated March 31, 2022, with respect to our audit of the financial statements of Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, as of December 31, 2021 and for the year then ended, which appears in this Annual Report on Form 10-K for the year ended December 31, 2021.

/S/ UHY LLP

Albany, New York

March 31, 2022